ENSYSCE BIOSCIENCES, INC.

INSIDER TRADING POLICY

Effective June 29, 2021

I. Purpose

Ensyse Biosciences, Inc. (the "Company") has adopted this Insider Trading Policy (this "Policy") to satisfy the Company's obligation to prevent insider trading and to help the Company's personnel and its external advisors avoid violating insider trading laws.

II. Persons Subject to the Policy

This Policy applies to (i) all officers, Directors and employees of the Company and any of its subsidiaries, (ii) immediate family members (as defined below) and any persons that reside in the same household as any of the foregoing persons and (iii) any other person whose transactions in Company Securities (as defined below) are directed by, or subject to influence or control by the foregoing persons, and any trust, partnership, corporation or other entity over which such persons have investment control (collectively, "Insiders"). Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy and therefore should make them aware of the need to confer with them before they trade in Company Securities (as defined below) and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

This Policy does not, however, apply to personal securities transactions of your immediate family members (as defined below) where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your immediate family members (as defined below).

For purposes of this Policy, "immediate family member" means any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother-in-law or sister-in-law (as well as other adoptive relationships), whether or not sharing the same household as the persons described in item (i) above.

All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control.

Persons in possession of material non-public information related to, affecting or regarding the Company or its subsidiaries ("Inside Information") when their employment or service terminates may not trade in Company Securities (as defined below) until that information has become public or is no longer material.

III. Transactions Subject to the Policy

This Policy applies to all transactions in securities of the Company (collectively referred to in this Policy as "Company Securities"), including common stock, options to purchase common

stock, preferred stock, convertible debt and warrants, or any other type of securities that the Company has or may issue, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company Securities.

IV. General Policy

No Insider who is in possession of Inside Information may, either directly or indirectly, (i) purchase or sell Company Securities, (ii) engage in any other action to take advantage of Inside Information or (iii) without the consent of the Company, provide Inside Information to any other person outside of the Company, including family and friends.

In addition, Insiders may not purchase or sell any securities of any other company, such as a joint venture partner, possible acquisition target, customer or competitor of the Company, when in possession of material non-public information concerning any such other company obtained during his or her employment with, or service to, the Company or any of its subsidiaries.

Insiders may not disclose, convey or "tip" Inside Information to any person by providing them with Inside Information other than to disclose on a "need to know" basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in Company Securities based on such information.

V. Definition of Inside Information

Material Information. Information is considered "material" if a reasonable investor would consider that information important in making a decision to buy, hold or sell Company Securities or the securities of another public company. Any information that could be expected to affect the Company's stock price, whether it is positive or negative, should be considered material. Determining whether information is material is not always straightforward; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. When doubt exists as to whether information would be considered "material," the information should be presumed to be material. While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information would include the following:

- merger, acquisition, joint venture, partnerships, strategic alliances, collaborations or investment proposals;
- annual or quarterly financial statements;
- earnings estimates;
- changes to operational or financial guidance;
- significant expansion or curtailment of operations;
- material information regarding an existing or potential customer or supplier;
- unusual borrowings;
- public or private securities offerings;

- litigation (pending or threatened);
- changes in senior management or members of the Board of Directors;
- information concerning clinical trials and their results, intellectual property, regulatory approvals or other developments (positive or negative), product or technological plans, developments or agreements;
- significant communications to or from regulatory agencies;
- new product launches or the introduction of new business strategies;
- the status of the Company's progress toward achieving significant Company goals;
- listing on or delisting from a stock exchange;
- new major contracts, customers, distributors or suppliers, or the loss of any of the foregoing;
- material changes in the Company's pricing or cost structure for its products;
- a company restructuring;
- significant related party transactions; or
- similar information concerning a significant subsidiary, business unit or investment.

Non-Public Information. Information that has not been widely disseminated to the public is generally considered to be non-public information. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the Securities and Exchange Commission ("SEC"). Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until ***after the second full trading day after the information is released***. If, for example, the Company were to make an announcement prior to the start of trading on a Monday, a person covered by this Policy should not trade in Company Securities until the start of trading on Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material non-public information.

If you are unsure whether you are in possession of Inside Information, you should consult with the Chief Financial Officer prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any Company Securities.

VI. Special and Prohibited Transactions

In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:

- trading in call or put options involving Company Securities and other derivative securities;
- engaging in short sales of Company Securities;
- holding Company Securities in a margin account;
- all forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts; and
- pledging Company Securities to secure margin or other loans.

If you are unsure whether a particular transaction is prohibited under this Policy, you should consult with the Chief Financial Officer prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction.

VII. Transactions Not Subject to Trading Restrictions Under the Policy

The trading restriction prohibitions in this Policy do not apply to:

- the granting of options or other equity awards or the purchase or sale of Company Securities from or to the Company, as applicable;

- *bona fide* gifts of Company Securities;

- purchases or sales of Company Securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a blackout period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended (a "10b5-1 trading plan"), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy; or

- transactions between Insiders and the Company with respect to grants under its equity incentive plan (or, to the extent applicable, granted outside such plan), including the exercise of stock options for cash; the vesting of restricted stock or restricted stock units ("RSUs") or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding upon the exercise of stock options or the vesting of any restricted stock or RSUs.

Consequently, restrictions contained in this Policy would apply to the sale of Company Securities in the open market to pay the exercise price of an option and to the "cashless exercise" effected through a broker or "same day sale" of an option, which generally entail the sale of a portion of the underlying stock on the market to cover the costs of exercise or the resulting taxes. In addition, any sale of the underlying securities acquired upon the exercise of an option or RSU is subject to the Policy.

VIII. Additional Procedures Applicable to Restricted Persons

Blackout Periods. All officers and Directors of the Company, as well as certain key employees listed on Annex A hereto (as may be amended from time to time by the Chief Financial Officer), as well as any family members or other persons that reside in the same household as those persons (all of the foregoing being "Restricted Persons") are subject to additional restrictions on their ability to engage in purchase or sale transactions involving Company Securities. Restricted Persons are more likely to have access to Inside Information regarding the Company because of their positions or affiliations with the Company and, as a result, their trades in Company Securities

are more likely to be subject to greater scrutiny. Accordingly, Restricted Persons are prohibited from trading in Company Securities during the period beginning one week prior to the last day of each fiscal quarter and ending of the beginning of the second trading day following public disclosure of the financial results for that quarter or the full year.

Special Blackout Periods. In addition, from time to time, the Company may impose special blackout periods on Restricted Persons and other employees of the Company if, in the judgment of the Chief Executive Officer or Chief Financial Officer, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. If certain Restricted Persons or other employees of the Company become subject to a special blackout period, such persons are prohibited from (i) trading in Company Securities and (ii) without the consent of the Company, disclosing to others the fact that they are subject to such special blackout period. These special blackout periods may vary in length and may or may not be broadly communicated to Insiders. Unless otherwise specified, the Company will re-open trading at the beginning of the third day following the date of public disclosure of such significant corporate developments.

Pre-Clearance Procedures. All employees and directors must obtain prior clearance from the Chief Financial Officer, or such person's designee, by submitting (in writing or via email) the information contained in the Request for Clearance to Trade as set forth on Annex B attached hereto, before such employee or director makes any purchases, sales or gifts of Company Securities, regardless of whether a blackout period is then in effect. In evaluating

U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other "controlling persons" within the organization if they fail to take reasonable steps to prevent insider trading by Company personnel.

In addition, an individual's failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee's failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person's reputation and irreparably damage a career.

XI. Administration of the Policy

The Company's Chief Financial Officer, and in such person's absence, an employee designated by the Chief Financial Officer, shall be responsible for administration of this Policy. All determinations and interpretations by the Chief Financial Officer (or his or her designees) shall be final and not subject to further review.

Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Chief Financial Officer.

XII. Certification

You must sign, date and return the Certification set forth on Annex D attached hereto (or such other certification as the Chief Financial Officer may deem appropriate) stating that you have received, read, understand and agree to comply with this Policy. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.

Annex A

Restricted Persons

Directors:

Executive Officers:

Other Designated Individuals:

Annex B

Request for Clearance to Trade

To: Ensyse Biosciences, Inc. Attention: Chief Financial Officer

Name: ____________________________ Title: ____________________________________

I hereby request clearance for myself (or a member of my immediate family or household) to execute the following transaction relating to the securities of Ensyse Biosciences, Inc.

Type of Transaction:

- ☐ I wish to purchase shares of common stock. Number of shares of common stock to be purchased: ___________________
- ☐ I wish to sell shares of common stock. Number of shares of common stock to be sold: ___________________
- ☐ I wish to gift shares of common stock. Number of shares of common stock to be gifted: ___________________
- ☐ Other: ____

Expiration Date for Transaction: ____

If the request is for a member of my immediate family or household:

Name of Person: ____________________ Relationship: _____________________________

I hereby represent that I am not aware of any material, non-public information concerning Ensyse Biosciences, Inc. or its subsidiaries at the time of submitting this request and I agree that should I become aware of any material, non-public information concerning Ensyse Biosciences, Inc. or its subsidiaries prior to consummating the approved transaction, I will not consummate such transaction.

I understand that once approved, the authorization is valid on the date of approval and during the remaining term of the trading window in which it is approved. I further understand that the approval will lapse if, in the judgment of the Chief Financial Officer, I am likely to be aware of material, non-public information or at the expiration of the trading window in which approval is granted, whichever is the first to occur.

____________________	___________________________________
Date	Signature

Approved by:

____________________	____________________
Chief Financial Officer	Date

Annex D

Certification

I hereby certify that:

1. I have read and understand Ensyse Biosciences, Inc.'s Insider Trading Policy (the "Policy"). I understand that the Chief Financial Officer is available to answer any questions I have regarding the Policy.

2. Since I have been affiliated with the Company, I have complied with the Policy.

3. I will continue to comply with the Policy for as long as I am subject to the Policy.

Print name: ____

Signature: ____

Date: ____